Exhibit 99.1

April 23, 2020

Encision Receives PPP Financing

Boulder, Colorado, April 23, 2020 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced that it entered into an unsecured promissory note under the Paycheck Protection Program (the “PPP”) for a principal amount of $598,567. The PPP was established under the recently congressionally approved Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”)

The term of the PPP loan is for two years with an interest rate of 1.0% per year, which will be deferred for the first six months of the term of the loan. After the initial six-month deferral period, the loan requires monthly payments of principal and interest until maturity with respect to any portion of the PPP loan which is not forgiven. Under the terms of the CARES Act, a PPP loan recipient may apply for, and be granted, forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined based upon the use of loan proceeds for payroll costs, rent and utility costs, and the maintenance of employee and compensation levels.

“We’re pleased to have received this funding,” said Greg Trudel, President & CEO of Encision. “We appreciate the effort of Bank of America in facilitating us through the process. We look forward to bringing our team back to a renewed energy in manufacturing performance, engineering innovation and new AEM Technology products introduction.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com